UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BMP SUNSTONE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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600 W. Germantown Pike, Suite 400

Plymouth Meeting, Pennsylvania 19462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 3, 2010

To our stockholders:

NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders of BMP Sunstone Corporation will be held at the Marriott-Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, on Monday, May 3, 2010, at 9:00 a.m., local time, for the following purposes:

1.	To elect eight directors;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 1, 2010, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

Martyn D. Greenacre

Chairman of the Board of Directors

April 1, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning or about April 2, 2010 to all stockholders entitled to vote.

Important Notice regarding the availability of Proxy Materials for our Annual Meeting of Shareholders

to be held on May 3, 2010.

Our Proxy Statement and our Annual Report to Shareholders are available at

www.stocktrans.com/eproxy/bmp2010

i

600 W. Germantown Pike, Suite 400

Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of BMP Sunstone Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation by our board of directors (our “Board”) of proxies for use at our 2010 Annual Meeting of Stockholders, to be held on May 3, 2010, and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at the Marriott-Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 on Monday, May 3, 2010, at 9:00 a.m., Philadelphia, Pennsylvania time. This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about April 2, 2010.

The solicitation of proxies is made by the Company. The costs incidental to soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be paid by us. Proxies may be solicited, without extra compensation, by officers and employees, both in person and by mail, telephone, facsimile and other methods of communication. We may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by us.

Our principal executive offices are located at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, telephone (610)  940-1675.

VOTING AT THE ANNUAL MEETING

Record Date; Proxies

Only the holders of shares of our common stock, par value $0.001 per share (the “Shares”), of record at the close of business on March 1, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, we had 41,931,987 Shares outstanding. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on our books. A majority of the Shares entitled to vote that are present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting. “Broker non-votes” occur when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Each stockholder is entitled to one vote for each Share owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.

All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted in the manner specified on those proxies. If a properly executed proxy is received prior to the Annual Meeting and not revoked, but no instructions are given in the proxy, the Shares will be voted by the proxy agents FOR the proposal to elect to our Board the eight nominees listed in this proxy statement and FOR the proposal to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm. A stockholder may revoke his or her proxy at any time before it is exercised by providing written notice to Fred M. Powell, our Chief Financial Officer, by delivery of a later-dated signed proxy or by voting in person at the Annual Meeting.

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Election as a director requires a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. With respect to any other matter that may properly be brought before the Annual Meeting, including the ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the affirmative vote of a majority of Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to take action unless a greater percentage is required by law or our certificate of incorporation or bylaws.

A properly executed proxy marked “Withhold” with respect to the election of the director nominees will not be voted with respect to such director nominees, although it will be counted for purposes of determining whether there is a quorum. For the purpose of determining the number of votes cast for approval of other matters to be voted on at the Annual Meeting, only those cast “for” or “against” are included. Abstentions may be specified on any proposals other than the election of directors and are considered Shares entitled to vote on these matters and therefore will have the effect of a vote against these proposals. Broker non-votes are not considered Shares entitled to vote on these proposals and therefore will not be taken into account in determining the outcome of the vote on these proposals.

Please note that the New York Stock Exchange rules that guide how brokers vote your stock have changed. The election of directors is no longer considered a “routine” matter under these rules. Consequently, your brokerage firm or other nominee may no longer vote your shares with respect to Proposal 1 and the election of directors without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is authorized to have up to ten members. Our Board currently has nine members and we are nominating eight of those individuals for director this year. All of the nominees for election to the Board at the Annual Meeting are incumbent directors: Les R. Baledge, David Gao, Martyn D. Greenacre, Daniel P. Harrington, Frank J. Hollendoner, John W. Stakes III, M.D., Zhijun Tong and Albert Yeung. Each of our nominees if elected will hold office until our 2011 Annual Meeting of Stockholders and until his successor is elected and qualified.

Proxies may not be voted for a greater number of persons than the number of nominees named below. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal.

Each nominee has expressed his willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of the nominees. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by our Board. Alternatively, our Board may decide to reduce the number of directors.

Nominees for Director

Name and Age	Director Since	Position with the Company
Les R. Baledge – 52	2009	Director
David Gao – 59	2004	Chief Executive Officer and Director
Martyn D. Greenacre – 68	2004	Chairman of the Board
Daniel P. Harrington – 54	2009	Director
Frank J. Hollendoner – 64	2004	Director
John W. Stakes III, M.D. – 60	2004	Director
Zhijun Tong – 50	2008	Director
Albert Yeung – 67	2006	Director

Biographical Summaries of Directors and Qualifications of Directors

In addition to the information set forth in the table above, the following information provides certain information about the eight nominees proposed to be re-elected as directors and Jack M. Ferraro, the current director that is not standing and is not nominated for re-election this year, including the principal occupation of each director for at least the past five years and the qualifications of such directors.

Les R. Baledge has over two decades of experience in corporate law. From 1999 to 2004, Mr. Baledge served as Executive Vice President and General Counsel for Tyson Foods, a leading multinational food company. Prior to that, he was counsel to Kutak Rock LLP. From 1981 to 1998, he was a member of the Rose Law Firm, where he advised numerous public and private companies. Mr. Baledge received a J.D. from the University of Arkansas and a B.A. in Economics from Westminster College. He is currently an active private investor.

Mr. Baledge’s experience in, and knowledge concerning, public companies and his extensive legal, corporate and board experience provides valuable insights into our corporate governance and operations. Importantly and specifically, his legal background enables him to provide useful insights on public company reporting concerns.

Jack M. Ferraro has served as one of our directors since February 2004. Mr. Ferraro is a private investor. From 1979 to 2000, he served as money manager and partner of Neuberger Berman, LLC, a public investment advisory firm (subsequently acquired by Lehman Brothers, Holdings, Inc.). Mr. Ferraro served on the Board of

Trustees of the Hackley School until June 2009, after 24 years of service, including 10 years as President, and now serves on the Hackley School’s Honorary Board. Mr. Ferraro also serves on the Board of Trustees of the Sundance Institute, where he sits on the Audit and Finance Committees. Mr. Ferraro is an Honorary Trustee of the National Ability Center and he also serves on the Advisory Council of Cornell University’s Johnson Graduate School of Management, the Board of Directors of the Cayuga MBA Fund, LLC, a $14 million hedge fund managed by students at the Johnson Graduate School of Management at Cornell University and the Advisory Board of the Parker Center for Investment Research at the Johnson Graduate School of Management at Cornell. He also served as a trustee of Blair Academy from 1994 to 2000 and of the Neuberger Museum of Art from 1996 to 1999. Mr. Ferraro received an MBA with honors from the Johnson Graduate School of Management at Cornell University and an A.B. from Dartmouth College. Mr. Ferraro also became a C.F.A. (Chartered Financial Analyst) in June 1977.

Mr. Ferraro’s extensive financial experience provides valuable insights to the Board. Specifically, his experience in the investment industry and community enables him to share with the Board considerable knowledge regarding banking, finance, private-equity and other financial industry trends. Mr. Ferraro is not standing for re-election to the Board this year and is not nominated for director.

David (Xiaoying) Gao has served as our Chief Executive Officer and Director since February 2004. From February 2002 through February 2004, Mr. Gao served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various positions at Motorola, Inc., a publicly traded company specializing in wireless, broadband and automotive communications technologies and embedded electronic products, including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a BSC in Mechanical Engineering from the Beijing Institute of Technology, a BSC in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology.

Mr. Gao’s intimate knowledge of the Company, by virtue of his service as Chief Executive Officer, enables him to provide valuable insight regarding our operations and personnel. In addition, his extensive industry experience, coupled with previous service as an officer of a public company, brings valuable observations to the Board on a broad range of matters relating to company operations and regulatory issues.

Martyn D. Greenacre has served as Chairman of our Board since July 2004. Since 2002, Mr. Greenacre has served as Chairman of Life Mist Technologies Corp., a fire suppression equipment company. From 1997 to 2001, Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman, Europe, SmithKline Beecham Pharmaceutical Company. He joined SmithKline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company, Cephalon Inc., a pharmaceutical company, and Curis, Inc., a biotechnology company. Mr. Greenacre received an MBA and a B.A. from Harvard University.

Mr. Greenacre’s long career as an executive, including extensive experience as a senior executive in the pharmaceutical industry, enables him to provide valuable insights to the Board on a variety of matters. Importantly, Mr. Greenacre’s background in the pharmaceutical industry enables him to provide the Board with an industry-specific insight on matters facing the Company.

Daniel P. Harrington has more than thirty years of management experience, including extensive experience working with publicly traded companies. Since 1995, he has been President and CEO of HTV Industries, a diversified holding company with interests in manufacturing, distribution and banking. Mr. Harrington is a CPA and began his career at Arthur Andersen & Co. Mr. Harrington is a Board Director of Churchill Downs (NASDAQ: CHDN) and Portec Rail Products, Inc. (NASDAQ: PRPX). Mr. Harrington received an MBA from Xavier University and a BBA from Stetson University.

Mr. Harrington’s experience with, and knowledge concerning, public company directorships and officerships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in accounting and finance enables him to provide useful insights on executive management considerations.

Frank J. Hollendoner has served as one of our directors since February 2004. Mr. Hollendoner is a private investor. From 2000 to 2004, Mr. Hollendoner served as Chairman of the board of directors of Dr. Foster, a privately held healthcare information systems company. From 1993 to 2002, Mr. Hollendoner served as Chairman of the board of directors of Doughty Hanson & Co., a London based investment company and buy-out firm. From 1993 to 2008, he served as Chairman of the advisory committee and member of the investment committee of Doughty Hanson & Co. He has served as a director of Ionic Fuel Technology, Inc., a publicly traded environmental technology company, since 1998. From 1996 to 1998, he served as Chairman of the board of directors of Norden Pac Industries AB. From 1990 to 1998, Mr. Hollendoner served as Executive Chairman of the board of directors of Independent Care Group. Mr. Hollendoner received an MBA from Stanford University and a B.A. from Georgetown University.

Mr. Hollendoner’s extensive executive and director experience, including positions in the financial industry, and additional extensive experience in leadership positions enable him to assist the Board in assessing corporate governance considerations and other matters facing public companies in our industry. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

John W. Stakes III, M.D. has served as one of our directors since February 2004. Dr. Stakes served as an Associate Neurologist at Massachusetts General Hospital from 1990 until August 2009 and now serves as Neurologist since August 2009. He has also served as Director, Massachusetts General Hospital Sleep Disorders Laboratory, from 1982 through 2007, and as Director, Specialty Care Development, Massachusetts General Physicians Organization, since 1995. Dr. Stakes currently serves as a director of Motif BioSciences, a population genetics company. Since September 2008, Dr. Stakes has been a Trustee of Nantucket Cottage Hospital. He was a member of the Committee on Continuing Medical Education of the Harvard Medical School. Dr. Stakes has held a teaching position at the Harvard Medical School since 1975. Mr. Stakes received an M.D. from Cornell University Medical College and an A.B. from Williams College.

Dr. Stakes’ long career in medical industry and practice, including experience as a corporate and hospital director, enables him to provide valuable insights to the Board on a variety of matters in the medical field. Importantly, Dr. Stakes’ background as a practicing physician enables him to provide the Board with a physician’s insight on matters facing the Company.

Zhijun Tong has served as one of our directors since February 2008 and currently serves as Chairman and General Manager of Sunstone. Mr. Tong served as chairman of the board of directors of Sunstone from 1996 until June 2007. Mr. Tong acts as Chairman of several corporations, including Qifa Seeds Center Corporation Ltd. since 2002; Qifa Farming Corporation Ltd. since 1998; Spain Qifa Corporation Ltd. since 1997 and Beijing City Service Company since 1993. Mr. Tong has served as Director and Vice President of Spain International Haisitan Group since 1989. Mr. Tong held various positions in the Beijing Municipal Government from 1978 to 1993.

Mr. Tong’s intimate knowledge of the Company, by virtue of his lengthy service at Sunstone, enables him to provide valuable insight regarding our operations and personnel. Further, Mr. Tong’s experience in, and knowledge concerning, public and private companies and his extensive corporate and board experience provides valuable insights into our corporate governance and operations. Moreover, his lengthy experience in operating companies in China and his experience in government operations enables him to provide useful insights on executive management considerations and China-specific regulatory matters.

Albert Yeung has served as one of our directors since August 2006. Mr. Yeung is President of Albert Yeung & Associates Consulting Co., Ltd. From April 2003 until December 2003, he was a consultant to Glaxo SmithKline China Co., Ltd. From December 1997 through March 2003, Mr. Yeung served as Vice President and General Manager, Tianjin SmithKline & French Co., Ltd. He has 30 years working experience in pharmaceutical marketing and management both in ethical and consumer medicine fields in China and Hong Kong. Mr. Yeung is a co-founder and Honorary Chairman of The Shanghai Psycho-Social Rehabilitation Association and Honorary Member of The Shanghai Chinese Traditional and Western Medicine Association. He has been serving the China Non-Prescription Medicine Association as a senior advisor since 2003. At present he also serves as a member of the advisory committee of the Business School of China Pharmaceutical University and a member of the editorial board of the Medicine Economic News.

Mr. Yeung’s long career as an executive in the pharmaceutical industry, including extensive experience as a senior executive, enables him to provide valuable insights to the Board on a variety of matters. Also, Mr. Yeung’s background in the Chinese medical field allows him to provide the Board with valuable insight on matters specific to that field.

Our board of directors unanimously recommends a vote FOR each of the nominees for election to the Board.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

The audit committee of our Board (the “Audit Committee”) has appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the appointment of Grant Thornton as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Grant Thornton are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

The affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting on this proposal will be required to ratify the appointment of Grant Thornton. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will have no effect on the proposal.

The following is a summary of the fees billed to us by Grant Thornton for professional services rendered for fiscal years ended December 31, 2009 and December 31, 2008:

	2009	2008
Audit Fees (1)	$691,600	$675,152
Audit-Related Fees (2)	—	55,536
Tax Fees (3)	—	—
All Other Fees (4)	7,297	45,855

Total Fees	$698,897	$776,543

(1)	Audit fees for the years ended December 31, 2009 and 2008, were for professional services rendered for the audits and interim quarterly reviews of our consolidated financial statements and other statutory and subsidiary audits.

(2)	Audit-related fees for the year ended December 31, 2008, were for audits of potential acquisitions.

(3)	Grant Thornton did not provide any tax services for the years ended December 31, 2009 and 2008.

(4)	All other fees for the years ended December 31, 2009 and 2008, were for services rendered in connection with the preparation and filing of separate registration statements on Form S-3.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission (the “SEC”) regarding auditor independence require that audit and non-audit services provided to us by our principal accountant be pre-approved by our Audit Committee or pursuant to pre-approval policies and procedures established by our Audit Committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. Our Audit Committee has granted to its chairman, Frank Hollendoner, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the Audit Committee at its next scheduled meeting. All of the audit-related services were pre-approved in accordance with our pre-approval policy, and none of the non-audit services provided to us by our independent auditor in fiscal 2009 or fiscal 2008 were approved retroactively pursuant the exception to the pre-approval requirements for de minimis non-audit services described above.

Our board of directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known by us with respect to the beneficial ownership of Shares as of the record date for each of the following persons and based on information obtained from such persons:

•	each of our named executive officers included in the Summary Compensation Table on page 24;

•	each of our current directors, eight of whom are also nominees for director;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

The number of Shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any Shares as to which the individual or entity has sole or shared voting power or investment power and includes any Shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the record date through the exercise of any warrant, stock option or other right. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares underlying options, warrants and other rights that are exercisable within 60 days of the record date are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The following table is based on 41,931,987 Shares outstanding as of the Record Date. Unless otherwise indicated, the address of all individuals and entities listed below is BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned
Directors and Named Executive Officers:
Les R. Baledge (1)	3,164,521	7.25%
Jack M. Ferraro (2)	634,893	1.51%
David Gao (3)	1,076,371	2.54%
Martyn D. Greenacre (4)	333,248	*
Zhiqiang Han (5)	4,087,499	9.73%
Daniel P. Harrington (6)	2,005,529	4.69%
Frank J. Hollendoner (7)	158,253	*
Fred M. Powell (8)	216,248	*
John W. Stakes, M.D. (9)	210,748	*
Zhijun Tong (10)	4,039,582	9.62%
Albert Yeung (11)	77,080	*
Yanping Zhao (12)	83,749	*

All Directors and Executives Officers as a Group (12 persons)(13)	16,087,721	34.84%

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned
Holders of More Than 5% of Our Common Stock:

Artis Capital Management, L.P. (14) One Market Plaza Spear Street Tower, Suite 1700 San Francisco, CA 94105	6,882,763	16.60%

Ashford Capital Management, Inc. (15) P.O. Box 4172 Wilmington, DE 19807	5,483,139	12.15%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes 12,500 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 37,500 Shares underlying options that are not exercisable within 60 days of the Record Date. Includes 1,347,222 Shares issuable on conversion of directly-held 12.5% Secured Convertible Notes due July 1, 2011 (the “January Exchange Notes”), along with accrued but unpaid interest thereon. Also includes 168,402 Shares issuable on conversion of those certain January Exchange Notes held by Mr. Baledge’s wife and children, along with accrued but unpaid interest thereon. Includes 30,000 Shares held by Mr. Baledge’s wife and children. Includes 192,500 Shares underlying warrants held by Mr. Baledge. Mr. Baledge disclaims beneficial ownership in the securities held by his wife and children, except for his pecuniary interest therein.

(2)	Includes 223,748 options that are exercisable within 60 days of the Record Date and excludes 41,252 Shares underlying options that are not exercisable within 60 days of the Record Date.

(3)	Includes 364,998 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 90,002 Shares underlying options that are not exercisable within 60 days of the Record Date. Mr. Gao has pledged 680,000 Shares as collateral under certain personal credit facilities.

(4)	Includes 311,248 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 83,752 Shares underlying options that are not exercisable within 60 days of the Record Date.

(5)	Includes 57,499 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 112,501 Shares underlying options that are not exercisable within 60 days of the Record Date. On January 8, 2010, we announced that Mr. Han resigned his position as director and as the Company’s President and Chief Operating Officer for personal reasons.

(6)	Includes 1,154,602 Shares held by TVI Corp. and 10,000 shares held by HTH Limited Partnership. Includes 587,672 Shares issuable on conversion of January Exchange Notes and 12.5% March Cash Secured Convertible Notes due July 1, 2011 held by TVI Corp along with accrued but unpaid interest thereon. Includes 16,666 Shares issuable on conversion of 12.5% March Cash Secured Convertible Notes due July 1, 2011 held by HTH Limited Partnership. Includes 166,666 Shares issuable on conversion of 12.5% March Cash Secured Convertible Notes due July 1, 2011 held by Tinkham Veale II Revocable Trust. Includes 52,538 Shares underlying warrants held by TVI Corp. Mr. Harrington has voting and investment control over the securities held by TVI Corp, HTH Limited Partnership and Tinkham Veale II Revocable Trust. Excludes 50,000 Shares underlying options that are not exercisable within 60 days of the Record Date.

(7)	Includes 131,248 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 33,752 Shares underlying options that are not exercisable within 60 days of the Record Date.

(8)	Includes 213,748 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 46,252 Shares underlying options that are not exercisable within 60 days of the Record Date.

(9)	Includes 194,998 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 35,002 Shares underlying options that are not exercisable within 60 days of the Record Date.

(10)	Includes 39,582 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 40,418 options that are not exercisable within 60 days of the Record Date.

(11)	Comprised of 77,080 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 27,920 options that are not exercisable within 60 days of the Record Date.

(12)	Includes 83,749 Shares underlying options that are exercisable within 60 days of the Record Date and excludes 61,251 options that are not exercisable within 60 days of the Record Date.

(13)	Includes 1,710,398 Shares underlying options that are exercisable within 60 days of the Record Date.

(14)	Information related to Artis Capital Management, L.P. is based on the Schedule 13G/A filed by Artis Capital Management, L.P., on February 16, 2010. According to Artis Capital Management, L.P. (“Artis”), Artis is a registered investment adviser; Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Mr. Stuart L. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Artis is the investment adviser to Artis Partners 2X Ltd., a Cayman Islands exempted limited partnership.

(15)	Information relating to Ashford Capital Management, Inc. is based solely on the Schedule 13G filed by Ashford Capital Management, Inc. on February 16, 2010. According to Ashford Capital Management, Inc., Ashford Capital Management, Inc. is a registered investment advisor and the Shares are held in separate individual client accounts, separate limited partnerships and commingled funds.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and have also adopted corporate governance guidelines.

Affirmative Determinations Regarding Director Independence

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by a company’s board of directors. Our Board, in applying the above-referenced standards, has affirmatively determined that all of our current directors are “independent” with the exceptions of Mr. Gao, Mr. Tong and Mr. Yeung.

Meetings of Independent Directors

Our independent directors meet in regularly scheduled executive sessions without management presence.

Board Structure and Committee Membership

Our Board held seven meetings during our fiscal year ended December 31, 2009. Each of our directors attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board on which they served during the fiscal year ended December 31, 2009. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, we encourage, but do not mandate, director attendance at our annual meetings of stockholders, particularly with respect to directors who are up for election at that annual meeting. All of the directors attended our annual meeting of stockholders in 2009. We have standing Audit, Compensation and Governance and Nominating Committees. As of the Record Date, listed below are our directors and their memberships on each of these committees.

Director	Audit	Compensation	Governance and Nominating
Les R. Baledge			X
Jack M. Ferraro	X	Chairman
David Gao
Martyn D. Greenacre	X	X	X
Daniel P. Harrington	X
Frank J. Hollendoner	Chairman
John W. Stakes III, M.D.		X	Chairman
Zhijun Tong
Albert Yeung

Below is a description of each of these committees of our Board. Each committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The members of our Audit Committee are Frank J. Hollendoner, Martyn D. Greenacre, Jack M. Ferraro and Daniel P. Harrington. The Audit Committee held five meetings during our fiscal year ended December 31, 2009. Mr. Hollendoner chairs the Audit Committee. Our Audit Committee assists our Board in its oversight of our accounting, reporting and financial practices, and has the authority to:

•	select, evaluate and replace our independent auditors;

•

review and discuss with our management and independent auditors our audited annual financial statements, and recommend to our Board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	review and discuss with our independent auditors items required to be communicated by them regarding our interim financial statements;

•	oversee the independence of our independent auditors;

•	review financial and accounting personnel succession planning; and

•	review our compliance with legal and regulatory requirements.

The Audit Committee has adopted complaint procedures to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal charter adopted by our Board that governs its duties and standards of performance. A copy of the amended Audit Committee charter is available on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.

Our Board has determined that all of the members of the Audit Committee meet the independence standard set forth by NASDAQ and SEC rules. Our Board has determined that Mr. Hollendoner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Grant Thornton, our independent registered public accountants, reports directly to the Audit Committee.

Our Audit Committee charter requires that no member of the Audit Committee may serve on the audit committees of more than three public companies unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee and such determination is disclosed in the annual proxy statement. No member of the Audit Committee serves on the audit committees of more than three public companies.

Compensation Committee

The members of our Compensation Committee are Jack M. Ferraro, Martyn D. Greenacre and John W. Stakes III, M.D. Mr. Ferraro chairs the Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended December 31, 2009. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•

review and approve our goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve all elements of our chief executive officer’s compensation based on this evaluation, including salary, incentive and equity-based compensation;

•	review the evaluations of the performance of our other executive officers, and approve all elements of their compensation, including salary, incentive and equity-based compensation;

•	approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•

review our compensation programs for management employees, make recommendations to our Board concerning the adoption or amendment of compensation plans, including equity-based plans, and exercise all the authority of the board of directors with respect to the administration of such plans;

•	consult with our management regarding changes in our benefit plans which could result in material changes in costs or the benefit levels provided; and

•	review and discuss with management our Compensation Discussion and Analysis and recommend to our Board the inclusion of the Compensation Discussion and Analysis in our annual proxy statement.

Our Compensation Committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the Compensation Committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the Compensation Committee on the compensation of our other executive officers and may provide input at the request of the Compensation Committee on that compensation, but may not vote on executive compensation.

Our Board has determined that the members of the Compensation Committee meet the independence standard set forth by NASDAQ. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, our Compensation Committee regularly reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee operates under a formal charter adopted by our Board that governs its duties and standards of performance. A copy of the Compensation Committee charter is available on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.

Governance and Nominating Committee

The members of the Governance and Nominating Committee are Les R. Baledge, John W. Stakes, M.D. and Martyn D. Greenacre. Dr. Stakes chairs the Committee. The Governance and Nominating Committee held three meetings during the fiscal year ended December 31, 2009. Our Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to serve as directors and recommending to our Board the director nominees for the next annual meeting of stockholders;

•	periodically reviewing corporate governance guidelines applicable to us;

•	recommending to our Board the responsibilities of each board committee, the structure and operation of each board committee, and the director nominees for assignment to each board committee; and

•	overseeing our Board’s regular evaluation of the Board’s performance and of the other board committees.

Our Board has determined that the members of the Governance and Nominating Committee meet the independence standards as set forth by NASDAQ. The Governance and Nominating Committee operates under a formal charter adopted by our Board that governs its duties and standards of performance. A copy of the Governance and Nominating Committee charter can be found on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.

Selection of Directors and Stockholder Nominations Process

In connection with our proxy solicitation relating to an annual meeting of stockholders, our Board recommends a slate of nominees for election by our stockholders. In addition, our Board fills vacancies on our Board when necessary or appropriate. Recommendations or determinations of our Board are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual, taking into account the criteria described below and other factors, including requirements for Board committee membership. The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. The Governance and Nominating Committee also may determine to retain third-party executive search firms to identify candidates from time to time.

Our Board and Governance and Nominating Committee consider board candidates based on various criteria, such as their broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board and committees of the Board on which the director served.

The Governance and Nominating Committee will consider director nominees recommended by stockholders who submit the following information in writing to Fred M. Powell, Chief Financial Officer, c/o BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, if such information is received not more than 150 calendar days nor less than 90 calendar days before the one-year anniversary of the date of mailing of our materials for the prior year’s annual meeting of stockholders. The nominating stockholder must also include the following information about himself:

•	name and address, as they appear on our books; and

•	the class, series and number of Shares of our common stock that are beneficially owned by such stockholder.

We may require any nominating stockholder or proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company. In addition, stockholder nominations must comply with the provisions of our bylaws.

Assuming that appropriate information has been provided on a timely basis as described above and in accordance with our bylaws, the Governance and Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board Role in Risk Oversight

The Board regularly and continually receives information intended to apprise the Board of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board actively encourages management to continue to drive this evolution. While the Board has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives. To meet its obligations under the SEC’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Board Leadership Structure

The Chairman of the Board is an independent director. The Company and the Board believe that the oversight function of the Board is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board. We also believe that our leadership structure enhances the active participation of our independent directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our employees, including our officers. Violations of our Code of Business Conduct and Ethics may be reported to Frank J. Hollendoner, our Audit Committee Chairman, at BMP Sunstone Corporation at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. With respect to any amendments or waivers of our Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions), we intend to disclose such amendments or waivers in a Current Report on Form 8-K. A copy of the Code of Business Conduct and Ethics can be found on our website at www.bmpsunstone.com. The information on the website listed above is not and should not be considered part of this proxy statement and is intended to be an inactive textual reference only.

Stockholder Communications to our Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may send communications to our Board in writing, addressed to the full Board, individual directors or a specific committee of our Board, c/o Fred M. Powell, Chief Financial Officer, BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. Our Board relies on our Chief Financial Officer to forward written questions or comments to the full Board, named directors or specific committees of our Board, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual, as appropriate.

ANNUAL AUDIT INFORMATION

Audit Committee Report

Our Audit Committee is responsible for overseeing our management and independent auditors in respect of our accounting and financial reporting. In performing its oversight function, our Audit Committee relies upon advice and information received from our management and independent auditors.

In that regard, our Audit Committee has reviewed and discussed with members of our management our audited consolidated financial statements for fiscal year 2009, and has discussed with representatives of our independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 114 (Communication with Audit Committees, as amended). Our Audit Committee has also received the written disclosures from our independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board and other regulatory authorities regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with our independent auditors that firm’s independence.

Management is responsible for the financial reporting process, including the system of internal controls and the certification of the integrity and reliability of the Company’s internal controls over financial reporting and disclosure controls and procedures, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

Based on the review and discussions referred to above, our Audit Committee recommended to our board of directors that our audited financial statements for fiscal 2009 be included in our 2009 annual report on Form 10-K for filing with the SEC.

The Audit Committee has also evaluated the performance of Grant Thornton, including, among other things, the amount of fees paid to Grant Thornton for audit and non-audit services in 2009 and 2008. Information about Grant Thornton’s fees for 2009 and 2008 is discussed in this Proxy Statement under “Proposal 2: Ratification of Appointment of Grant Thornton as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.” Based on its evaluation, the Audit Committee has retained Grant Thornton to serve as the Company’s auditors for the fiscal year ending December 31, 2010.

Audit Committee

/s/ Frank Hollendoner, Chairman

/s/ Jack M. Ferraro

/s/ Martyn D. Greenacre

/s/ Daniel P. Harrington

March 13, 2010

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2009 for services to the Company.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Les R. Baledge	30,000	110,735	—		140,735
Jack M. Ferraro	40,000	22,147	—		62,147
Martyn D. Greenacre	120,000	22,147	—		142,147
Daniel P. Harrington	—	122,815	—		122,815
Frank J. Hollendoner	35,000	22,147	—		57,147
John W. Stakes III, M.D.	30,000	22,147	—		52,147
Zhijun Tong	30,000	22,147	—		52.147
Albert Yeung	—	22,147	60,000	(2)	82,147

Total	285,000	366,432	60,000		711,432

(1)	Reflects the grant date fair value of stock option awards granted in fiscal 2009, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are included in the Company’s Annual Report of Form 10-K in Note 19 to the Consolidated Financial Statements for the fiscal year ended December 31, 2009.

(2)	$60,000 represents fees paid to Mr. Yeung for consulting services provided to the Company in 2009.

We generally reimburse our directors for all reasonable expenses incurred in connection with their attendance at Board and committee meetings. Employee directors are not compensated for Board services in addition to their regular employee compensation.

Annual cash compensation: During fiscal 2009, each non-employee director (other than the Chairman) received compensation in the amount of $30,000 per year for service on our Board. Each non-employee director (other than the Chairman of the Board), received additional compensation in the amount of $5,000 for serving on the Executive Committee. Each non-employee director (other than the Chairman) received additional compensation in the amount of $5,000 for serving on the Audit Committee. The Chairman of our Board received compensation in the amount of $120,000.

Equity compensation: During fiscal 2009, each member of our Board was eligible to receive stock awards. New members of the Board receive an initial option grant to purchase 50,000 Shares with one-quarter of the options vesting one year from the date of grant and 1/48th of the options vesting monthly thereafter. Continuing members of the Board receive an annual option grant to purchase 10,000 Shares, with one-quarter of the options vesting one year from the date of grant and 1/48th of the options vesting monthly thereafter, contingent on continued service on our Board.

Les R. Baledge joined the Board in April 2009 and received options to purchase 50,000 Shares, granted on April 27, 2009, with an exercise price of $3.49 per Share, based on the NASDAQ close price on April 27 2009. Daniel P. Harrington joined the Board in October 2009 and received options to purchase 50,000 Shares, granted on October 27, 2009 with an exercise price of $3.84 per Share, based on the NASDAQ, close price on October 27, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is responsible for reviewing and, if appropriate, approving all related-party transactions between us and any officer or director that would potentially require disclosure. We expect that any transactions in which related persons have a direct or indirect interest will be presented to the Audit Committee for review and approval. While neither the Audit Committee nor the Board have adopted a written policy regarding related-party transactions, the Audit Committee makes inquiries to our management and our auditors when reviewing such transactions. Neither we nor the Audit Committee are aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed.

Since January 1, 2008, other than the transactions disclosed below, we believe that there has not been any transaction or series of similar transactions to which we were or are to be a party in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any future related-party transactions will be approved by the Audit Committee of the Board and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Purchase of Sunstone China Limited (formerly named Hong Kong Fly International Health Care Limited): The Company, Zhijun Tong and Zhiqiang Han entered into the Sale and Purchase Agreement, dated September 28, 2007 (the “September Purchase Agreement”).

Pursuant to the September Purchase Agreement, on February 18, 2008, we completed the acquisition of the remaining 51% interest in Sunstone China Limited that we had not already acquired from Zhijun Tong and Zhiqiang Han for 8,000,000 Shares, valued at approximately $94.7 million.

Pursuant to the September Purchase Agreement:

•	the Company agreed to nominate Zhijun Tong and Zhiqiang Han for election to the Board;

•	the Company agreed to hire Zhiqiang Han as a member of our executive management team;

•

the Company agreed to prepare and file within eighteen months of the closing of the acquisition with the SEC a registration statement on Form S-3 to enable the resale of the 8,000,000 Shares issued to Zhijun Tong and Zhiqiang Han pursuant to the acquisition from time to time through Nasdaq or in privately negotiated transactions, and to use our reasonable efforts to cause such registration statement to become effective;

•

the parties escrowed 200,000 Shares owned by Zhiqiang Han and 200,000 Shares owned by Zhijun Tong, to be released to Zhijun Tong and Zhiqiang Han, respectively, if Sunstone’s net profit in fiscal 2007 was not less than $11.5 million U.S. dollars or RMB 85 million. The net profit for fiscal exceeded the $11.5 million US dollars and the Shares were released from escrow;

•

the parties escrowed 200,000 Shares owned by Zhiqiang Han and 200,000 Shares owned by Zhijun Tong, to be released to Zhijun Tong and Zhiqiang Han, respectively, if Sunstone’s net profit in 2008 is not less than $13.5 million U.S. dollars. The net profit for fiscal 2008 exceeded $13.5 million and the shares were released from escrow;

•

the Company agreed to hold 400,000 Shares owned by Zhiqiang Han and 400,000 Shares owned by Zhijun Tong for a term of three years as security for the performance by Zhijun Tong and Zhiqiang Han of their obligations, including their indemnity obligations, under the September Purchase Agreement;

•

except with the prior written consent of the Company, Zhijun Tong and Zhiqiang Han agreed not to sell, transfer, pledge or dispose of all or part of the 8,000,000 Shares issued pursuant to the acquisition to the extent of the following percentages:

Lock-up Period	Percentage of shares of Common Stock Subject to Lock-up
Not more than 2 years after February 18, 2008	100%
More than 2 years but not more than 3 years after February 18, 2008	80%
More than 3 years but not more than 4 years after February 18, 2008	60%
More than 4 years but not more than 5 years after February 18, 2008	40%
Beyond 5 years after February 18, 2008	0%

•

except with the prior written consent from the Company, during the period when any of Zhijun Tong and Zhiqiang Han or their affiliates own any Shares, Zhijun Tong and Zhiqiang Han and their affiliates are not permitted to engage in any business that may compete with the Company (except for holding shares of not more than 2% of the issued shares in companies listed on any stock exchange) in China;

•

except with the prior written consent from the Company, during the term of Zhiqiang Han’s employment and within 3 years after the termination thereof, Zhijun Tong and Zhiqiang Han and their affiliates are not permitted to directly or indirectly (i) employ or solicit any employees of the Company or its subsidiaries, or (ii) solicit or enter into any transactions with any customers, suppliers, agents or other business contacts of the Company or its subsidiaries; and

•

during the period ending on the later of (i) 5 years following the closing of the acquisition or (ii) the date of termination of Zhiqiang Han’s employment with the Company, if either Zhijun Tong or Zhiqiang Han intend to transfer any Shares that are not subject to the lock-up or pledge, the Company shall have the right of first offer.

Other Related-Party Transactions with Zhiqiang Han and Zhijun Tong.

•

The Company paid interest to Mr. Han in an amount of RMB 1,052,000 during fiscal year 2008 (or $154,000 as of December 31, 2008) pursuant to the terms of a loan between the Company and Mr. Han, which had a remaining principal balance of RMB 15,590,000 (or $2,275,000 as of December 31, 2008) remaining to be paid to Mr. Han as of December 31, 2008. The loan bears interest at the rate of 6.75% payable monthly. The Company agreed to accept the loan from Mr. Han for working capital purposes. In fiscal 2009, the Company paid to Mr. Han the remaining loan principal balance of RMB 15,590,000 (or $2,280,000 as of December 31, 2009), along with interest in the amount of 307,000 RMB (or $45,000 as of December 31, 2009).

•

Mr. Han is the sole owner of one entity and minority owner of two entities that purchase products from Sunstone China Limited or its subsidiaries. During fiscal years 2009 and 2008, the Company made sales of approximately $4.5 million and $6.6 million, respectively, to these entities. These entities use agents to sell Sunstone products in geographic areas outside of the Company’s current distribution area. According to Mr. Han, during fiscal years 2009 and 2008, all revenues generated from the sale of Sunstone products by these entities were used to cover the costs of operating the entities, including the payment of salaries and commissions to its agents, and therefore no dividends were paid to Mr. Han. In addition, according to Mr. Han, he did not receive any salary or other monetary benefits from these three entities.

•

Mr. Tong is sole owner of an entity that leases office space to the Company located in Beijing China. The Company paid RMB 632,000 in fiscal years 2009 and 2008 (or $92,400 as of December 31, 2009). Mr. Tong has stated that, during fiscal years 2009 and 2008, all revenues generated from the lease were used to cover the costs, and therefore no income was paid to Mr. Tong for the office lease.

•

The Company paid Mr. Tong a portion of a dividend payable and related interest expense from Sunstone China Limited in fiscal 2008. The amount of interest paid to Mr. Tong was RMB 323,000 in fiscal year 2008 (or $47,000 as of December 31, 2008). As of December 31, 2008, Sunstone China Limited had a dividend payable balance to Mr. Tong of approximately RMB 1,371,000 (or $200,000 as of December 31, 2008). In fiscal 2009, the Company paid Mr. Tong the dividend payable and related interest expense from Sunstone China Limited. The amount of interest paid to Mr. Tong was RMB 990,000 (or $145,000as of December 31, 2008). The amount of dividend paid to Mr. Tong was RMB 1,371,000 (or $201,000 as of December 31, 2009), which was the remainder of the dividend payable.

•

On January 8, 2010, Mr. Han resigned his position as director and as the Company’s President and Chief Operating Officer for personal reasons. In connection with Mr. Han’s resignation, the Company accelerated the vesting of 60% of Mr. Han’s restricted Shares. As such, all of the Shares that Mr. Han received when Sunstone China was sold to the Company in February 2008 will be fully vested and saleable by February 2011. In addition, Mr. Han will receive of $240,000 (payable in US dollars) and RMB 792,000, payable in monthly installments in fiscal 2010, as a separation fee from the Company.

Other Related Party Transactions.

•

On May 14, 2009, the Company entered into amendments of its 12.5% Secured Convertible Notes due July 1, 2011 (the “January Exchange Notes”). Pursuant to the amendments, the Company modified certain terms of the January Exchanges Notes to fix the conversion price set forth therein at an amount equal to $3.00 per Share and to add a covenant stating that the Company shall not issue equity, convertible debt or securities convertible into equity at an amount equal to or less than $2.75 per Share (with such $2.75 amount to include the fair value of any option, warrant or similar right offered by the Company) until December 31, 2009. Les R. Baledge, who is a member of the Board and was a member of the Board at the time of the amendments, currently holds, in aggregate with his wife and children, $4,500,000 in principal amount of the January Exchange Notes and, as such, has a financial interest in this transaction.

•

On May 14, 2009, the Company entered into amendments of its 12.5% Secured Convertible Notes due July 1, 2011 (the “January Exchange Notes”) and its 12.5% March Cash Secured Convertible Notes due July 1, 2011 (the “March Cash Notes”). Pursuant to the amendments, the Company modified certain terms of the January Exchanges Notes and the March Cash Notes to fix the conversion price set forth therein at an amount equal to $3.00 per Share and to add a covenant stating that the Company shall not issue equity, convertible debt or securities convertible into equity at an amount equal to or less than $2.75 per Share (with such $2.75 amount to include the fair value of any option, warrant or similar right offered by the Company) until December 31, 2009. Daniel P. Harrington, who is a member of the Board but was not a member of the Board at the time of the amendments, has voting and investment control over securities held by TVI Corp., HTH Limited Partnership and Tinkham Veale II Revocable Trust, which combined holds $1,250,000 in principal amount of the January Exchange Notes and $1,050,000 in principal amount of the March Cash Notes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives: Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to maximize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans.

Compensation Policy and Philosophy: Our executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives and our ability to attract and retain qualified executive officers and (ii) based on the belief that the interests of the executives should be closely aligned with our stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries and incentive bonuses with stock options granted under our 2007 Stock Incentive Plan. In support of this philosophy, a meaningful portion of executive compensation is placed at-risk and linked to our financial performance. The Compensation Committee believes that cash compensation in the form of salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership, which leads to expansion of management’s stake in our long-term performance and success. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay. The Compensation Committee is responsible to the Board for ensuring that our executive officers are compensated in a manner that furthers our business strategies and aligns their interests with those of our stockholders.

Executive Compensation Components: As discussed below, our executive compensation package is primarily composed of base salary, incentive bonus and stock options.

For fiscal 2009, our named executive officers (“Named Executive Officers”) were David Gao, Chief Executive Officer; Zhiqiang Han, President; Fred M. Powell, Chief Financial Officer; and Yanping Zhao, Chief Operating Officer.

Base Salary and Incentive Bonuses: For fiscal 2009, the Compensation Committee approved the base salaries of the Named Executive Officers based their respective performances and contributions to the operations of the Company and based on salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses. Annually, the Compensation Committee reviews a life science industry specific survey which compares base salary, incentive bonus and stock option grants with biotech and pharmaceutical companies. In particular, the Compensation Committee compares our compensation to that of companies in similar industries with over 500 employees. After its review, the Compensation Committee determined that the Company’s compensation of its named executive officers stands at the lower end of the 25th percentile as compared to industry compensation numbers, which the Compensation Committee believes is appropriate for a Company such as ours.

The executive officer incentive bonus program is designed to reward executives for individual performance and contributions to our success and overall growth and progress. The bonus and incentive compensation granted to named executive officers are determined through consideration of their respective responsibilities and positions in conjunction with our revenue, operating profitability and progress in the achievement of corporate milestones during the fiscal year, including whether any extraordinary event occurred during the year that changed the scope of the executive’s responsibilities or whether the executive had been assigned a special task beyond the goals and objectives that should be taken into account in setting a named executive officer’s compensation. Notwithstanding the setting of financial and non-financial goals for the Company’s named executive officers, the Compensation Committee retains the discretion to award (or not award) non-equity incentive plan compensation to the Company’s named executive officers regardless of whether the named executive officer achieves any or all of the goals set, or fails to achieve any or all of the goals set, for such named executive officer by the Compensation Committee. The Compensation Committee reviews executive officer salaries and bonus programs annually and exercises its judgment based on all the factors described above.

Stock Options: Stock options encourage and reward effective management, which results in long-term corporate financial success, as measured by stock price appreciation. During fiscal 2009, stock options to purchase 150,000 shares were granted to the Named Executive Officers. The Compensation Committee approves the option awards at its year end review and sets a future date for the grant date of those options. The number of options that each executive officer was granted was based primarily on the executive’s ability to enhance our long-term growth and profitability. The vesting provisions of options granted under the 2007 Stock Incentive Plan are designed to encourage longevity of employment with us and generally extend over a four-year period.

Chief Executive Officer: Mr. Gao is the Chief Executive Officer of the Company. His performance for the fiscal year ended December 31, 2009 was evaluated on the basis of the factors described above, which are applicable to executive officers generally. In fiscal 2008 and fiscal 2009, Mr. Gao received base salary of compensation of $500,000. Before consideration of the matter by the Compensation Committee, Mr. Gao voluntarily elected not to increase his salary for 2010. Specifically, under the terms of his employment agreement, Mr. Gao was eligible for a bonus of up to 70% of his base compensation upon the achievement of certain objectives, most notably, fiscal 2009 revenue for the Company of $150 to $160 million; fiscal 2009 GAAP net profit for the Company of $2 to $4 million; and fiscal 2009 EBITDA for the Company of $16 to $18 million, along with certain other non-financial Company goals. Based on fiscal 2009 performance of the Company and the performance of Mr. Gao, Mr. Gao earned a $150,000 bonus, to be paid in April 2010. During fiscal 2009, Mr. Gao also received options to purchase up to 50,000 Shares. Mr. Gao also received an $80,000 bonus for services rendered during the transition caused by the departure and replacement of Mr. Han.

President: Mr. Han was the President of the Company until his resignation on January 7, 2010. In fiscal 2008 and fiscal 2009, Mr. Han received base salary compensation of $240,000 (payable in US dollars) and RMB 792,000. During fiscal 2009, Mr. Han received options to purchase 50,000 Shares.

As part of Mr. Han’s resignation and separation from the Company, Mr. Han will receive $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. To date, Mr. Han has received $106,941 in advance payments which are to be offset against the $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. Mr. Han received no bonus for fiscal 2009.

Chief Financial Officer: Mr. Powell is the Chief Financial Officer of the Company. His performance for the fiscal year ended December 31, 2009 was evaluated on the basis of the factors described above, which are applicable to executive officers generally. In fiscal 2008 and fiscal 2009, Mr. Powell received base salary of compensation of $325,000. Before consideration of the matter by the Compensation Committee, Mr. Powell voluntarily elected not to increase his salary for 2010. Specifically, under the terms of his employment agreement, Mr. Powell was eligible for a bonus of up to 40% of his base compensation upon the achievement of certain objectives, most notably, fiscal 2009 revenue for the Company of $150 to $160 million; fiscal 2009 GAAP net profit for the Company of $1 to $3 million; and fiscal 2009 EBITDA for the Company of $16 to $18 million, along with certain other non-financial Company goals. Based on fiscal 2009 performance of the Company and the performance of Mr. Powell, Mr. Powell earned a $52,000 bonus to be paid in April 2010. During fiscal 2009, Mr. Powell received options to purchase up to 25,000 Shares.

Chief Operating Officer: Ms. Zhao is the Chief Operating Officer of the Company. In fiscal 2008 and fiscal 2009, Ms. Zhao received base salary compensation of $120,000 (payable in US dollars) and RMB 840,000. In 2010, Ms. Zhao’s base salary was increased to $180,000 (payable in US dollars) and RMB 840,000. Based on fiscal 2009 performance, Ms. Zhao earned a bonus of $86,317 (paid in US dollars) and RMB 210,000. The RMB 210,000 bonus was paid in February 2010 and $36,317 (payable in US dollars) will be paid in April 2010. Unlike the bonuses paid to our Chief Executive Officer and our Chief Financial Officer, the bonus paid to Ms. Zhao was not tied to set financial objectives of the Company but was rather solely based on Ms. Zhao’s overall contribution to the Company’s results and operations, coupled with Ms. Zhao’s greater role in the operations of the Company and its subsidiaries following the departure of Mr. Han. During fiscal 2009, Ms. Zhao received options to purchase 25,000 Shares. Ms. Zhao also received a $50,000 bonus for services rendered during the transition caused by the departure and replacement of Mr. Han.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain covered officers and that is not considered to be performance-based. Covered officers include each of our Named Executive Officers. While the Compensation Committee considers this limitation in structuring our compensation program, it may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers. The non-performance based compensation paid in cash to our executive officers for the 2009 fiscal year did not exceed the $1,000,000 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for fiscal 2010 will exceed that limit.

SUMMARY COMPENSATION TABLE

Set out in the following table is information with respect to the compensation of our executive officers for each of the last three fiscal years:

Name and Principal	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other		Total ($)
David Gao	2009	500,000	110,735	150,000	120,510	(3)	881,245
Chief Executive	2008	500,000	282,495	—	40,510	(3)	823,005
Officer	2007	410,000	359,004	205,000	40,513	(3)	1,014,517
Zhiqiang Han	2009	368,972	110,735	—	106,941	(4)	586,648
President (4)	2008	356,000	451,992	106,703	—		914,695
Fred M. Powell	2009	325,000	55,368	52,000	—		432,368
Chief Financial	2008	325,000	150,664	—	—		475,664
Officer	2007	270,000	179,502	81,000	—		530,502
Yanping Zhao	2009	243,529	55,368	67,200	50,000	(5)	416,097
Chief Operating	2008	243,000	—	—	—		243,000
Officer	2007	58,213	718,008	7,180	280,000	(6)	1,063,401

(1)	Reflects the grant date fair value of stock option awards granted for each reported year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in the Company’s Annual Report of Form 10-K in Note 19 to the Consolidated Financial Statements for the fiscal year ended December 31, 2009.

(2)	For fiscal 2009, refers to cash bonuses earned in fiscal 2009 and paid out in fiscal 2010. For fiscal 2008, refers to cash bonuses earned in fiscal 2008 and paid out in fiscal 2009. For fiscal 2007, refers to cash bonuses earned in fiscal 2007 and paid out in fiscal 2008.

(3)	The Company maintains a mixed-term life policy with retirement benefits for the benefit of Mr. Gao and his beneficiary. The Company paid premiums of $40,510 on Mr. Gao’s behalf for each of fiscal 2009, 2008 and 2007. In fiscal 2009, “All Other” compensation reflects this $40,510 premium along with a $80,000 bonus paid to Mr. Gao for services rendered during the transition caused by the departure and replacement of Mr. Han.

(4)	On January 8, 2010, Mr. Han resigned his position as director and as the Company’s President and Chief Operating Officer for personal reasons. As part of Mr. Han’s resignation and separation from the Company, Mr. Han will receive $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. To date, Mr. Han has received $106,941 in advance payments (reflected in the table above) which are to be offset against the $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. Mr. Han received no bonus for fiscal 2009.

(5)	Reflects a $50,000 bonus paid to Ms. Zhao for services rendered during the transition caused by the departure and replacement of Mr. Han.

(6)	Prior to starting employment with the Company on October 1, 2007, Yanping Zhao served as a consultant to the Company. The Company paid Ms. Zhao $280,000 as a consultant in 2007.

Employment Agreements

David Gao

We have an employment agreement with David Gao, Chief Executive Officer. Mr. Gao’s employment agreement was entered into on October 14, 2005, and became effective as of January 18, 2005. This employment agreement had an initial term extending through January 17, 2006. Under its terms, this employment agreement is automatically extended for an additional one-year period unless terminated at least 60 days prior to the start of the applicable term by either party. As a result, on January 18, 2009, Mr. Gao’s employment agreement was automatically extended through January 17, 2010 and, on January 18, 2010, it was automatically extended through January 17, 2011.

Effective January 1, 2008, Mr. Gao’s annual base salary was $500,000. In addition, during the term of the employment agreement, Mr. Gao will be entitled to receive an annual cash bonus in an amount to be determined by our Compensation Committee. The employment agreement also provides that Mr. Gao will be granted stock options to purchase Shares. Our Compensation Committee will determine the number of Shares subject to the stock options and the terms and conditions of such grants. Further, Mr. Gao will be entitled to participate in all employee benefit programs we make available to our executives and for which he meets the eligibility requirements.

In February 2004, our Compensation Committee granted Mr. Gao an option to purchase 180,000 Shares at an exercise price per share of $1.15. In January 2005, our Compensation Committee granted Mr. Gao an option to purchase 50,000 Shares at an exercise price per share of $2.25. In December 2005, our Compensation Committee approved the grant of stock options to Mr. Gao to purchase an additional 40,000 Shares effective as of January 9, 2006’ these options have an exercise price of $3.60 per Share. In December 2006, our Compensation Committee approved the grant of stock options to Mr. Gao to purchase an additional 60,000 Shares effective as of April 26, 2007; these options have an exercise price of $8.85 per Share. On April 28, 2008, our Compensation Committee approved the grant of stock options to purchase an additional 75,000 Shares; these options have an exercise price of $7.48 per Share. On April 27, 2009, our Compensation Committee approved the grant of stock options to purchase an additional 50,000 Shares; these options have an exercise price of $3.49 per Share. Mr. Gao’s 2004 option grant became exercisable over a four-year period, with 50% becoming exercisable on the second anniversary of the date of the grant and 1/48th per month thereafter. Mr. Gao’s remaining option grants will become exercisable over a four-year period, with 25% of each grant becoming exercisable on the first anniversary of the date of the grant and 1/48th per month thereafter. These options will expire ten years from the date of their grant.

Zhiqiang Han

On February 18, 2008, we entered into an employment agreement with Mr. Han, pursuant to which Mr. Han serves as President, effective as of January 15, 2008.

Under the employment agreement, we will pay Mr. Han a base salary of $240,000, payable in US dollars and RMB 792,000. In addition, Mr. Han will be eligible for an annual cash bonus in an amount up to 40% of the base salary, to be determined by our Chief Executive Officer and approved by the Compensation Committee. In connection with the commencement of his employment, on February 18, 2008, our Compensation Committee granted Mr. Han an option to purchase 120,000 Shares at an exercise price of $8.69 per Share. On April 27, 2009, our Compensation Committee approved the grant of stock options to purchase an additional 50,000 Shares; these options have an exercise price of $3.49 per Share.

The Company may terminate Mr. Han’s employment at any time with or without “cause” by providing him with at least 60 days’ prior written notice of such termination. Similarly, Mr. Han may terminate the agreement at any time by providing us with at least 60 days’ notice. In addition, we may terminate Mr. Han’s employment for “cause” immediately upon written notice.

Upon a termination of Mr. Han’s employment without “cause,” Mr. Han will be entitled to certain severance benefits subject to his compliance with certain restrictive covenants included in the employment agreement and the execution of a general release. Pursuant to such a termination of Mr. Han’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Mr. Han will receive his base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control of the Company, Mr. Han will receive his base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.

The employment agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Mr. Han’s termination of employment.

On January 7, 2010, Mr. Han resigned from his employment with the Company. As such, under the terms of his employment agreement, Mr. Han will receive $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. To date, Mr. Han has received $106,941 in advance payments (reflected in the table above) which are to be offset against the $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. The Company also accelerated the vesting of 60% of Mr. Han’s restricted Shares. As such, all of the Shares that Mr. Han received when Sunstone China was sold to the Company in February 2008 will be fully vested and saleable by February 2011.

Fred M. Powell

Fred M. Powell’s employment with us began in January 2005. Effective January 1, 2008, Mr. Powell’s annual base salary is $325,000 and he will be eligible for up to a 40% annual bonus payable in the first quarter of the following year based on his individual performance and the achievement of our objectives. In connection with the commencement of his employment, in January 2005, we granted Mr. Powell an option to purchase 150,000 Shares at an exercise price per Share of $2.25. In December 2005, our Compensation Committee approved the grant of stock options to Mr. Powell to purchase an additional 15,000 Shares effective as of January 9, 2006; these options have an exercise price of $3.60 per Share. In December 2006, our Compensation Committee approved the grant of stock options to Mr. Powell to purchase an additional 30,000 Shares effective as of April 26, 2007; these options have an exercise price of $8.85 per Share. On April 28, 2008, our Compensation Committee approved the grant of stock options to Mr. Powell to purchase an additional 40,000 Shares; these options have an exercise price of $7.48 per Share. On April 27, 2009, our Compensation Committee approved the grant of stock options to purchase an additional 25,000 Shares; these options have an exercise price of $3.49 per Share. All of Mr. Powell’s option grants will become exercisable over a four-year period, with 25% of each grant becoming exercisable on the first anniversary of the date of the grant and 1/48th per month thereafter. These options will expire ten years from the date of their grant.

On March 31, 2008, we entered into an employment agreement with Mr. Powell, pursuant to which Mr. Powell will continue to serve as Chief Financial Officer. The term of the agreement originally continued through March 31, 2009, which term will automatically be extended for successive one-year periods thereafter, unless either we or Mr. Powell elects not to renew the employment agreement by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period. As a result, on April 1, 2009, Mr. Powell’s employment agreement was automatically extended through March 31, 2010, and on April 1, 2010 it was automatically extended through March 31, 2011.

Yanping Zhao

On October 1, 2007, we entered into an employment agreement with Ms. Zhao, pursuant to which Ms. Zhao serves as Corporate Vice President. The term of the agreement continues through September 30, 2010, which will automatically be extended for successive one-year periods thereafter, unless either we or Ms. Zhao elect not to renew the employment agreement by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period.

Under the employment agreement, we will pay Ms. Zhao a base salary of $120,000 payable in US dollars and RMB 840,000. Effective January 1, 2010, Ms. Zhao’s annual base salary was increased to $180,000 (payable in US dollars) and RMB 840,000. In addition, Ms. Zhao will be eligible for an annual cash bonus in an amount up to 40% of base salary to be determined by our Chief Executive Officer and approved by the Compensation Committee. In connection with the commencement of her employment, on September 24, 2007 our Compensation Committee granted Ms. Zhao an option to purchase 120,000 Shares at an exercise price of $10.00 per Share. On April 27, 2009, our Compensation Committee approved the grant of stock options to purchase an additional 25,000 Shares; these options have an exercise price of $3.49 per Share. On January 28, 2010, our Compensation Committee approved the grant of stock options to purchase an additional 100,000 Shares; these options have an exercise price of $5.42 per Share. All of Ms. Zhao’s option grants will become exercisable over a four-year period, with 25% of each grant becoming exercisable on the first anniversary of the date of the grant and 1/48th per month thereafter. These options will expire ten years from the date of their grant.

GRANT OF PLAN-BASED AWARDS

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target and Maximum) ($) (1)	All Other Option Awards: # of Shares Underlying Options	Exercise Price of Options ($/Share)	Grant Date Fair Value of Option Awards ($) (2)
David Gao	4/27/2009	375,000	50,000	3.49	110,735
Zhiqiang Han	4/27/2009	142,400	50,000	3.49	110,735
Fred M. Powell	4/27/2009	130,000	25,000	3.49	55,368
Yanping Zhao	4/27/2009	97,200	25,000	3.49	55,368

(1)	The amounts represent 100% payout of cash bonuses which is dependent upon achieving certain objectives. Payment may range from 10% to 100% of the target. See the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for more information.

(2)	Reflects the grant date fair value of stock option awards granted for each reported year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in the Company’s Annual Report of Form 10-K in Note 19 to the Consolidated Financial Statements for the fiscal year ended December 31, 2009.

The “Estimated Future Payouts Under Non-Equity Incentive Plan” column above refers to the potential payouts under our annual bonus plan. At its discretion, the Compensation Committee has the authority to pay any Named Executive Officer in excess of or below their targeted bonus amount. The goals for fiscal 2009 were approved by the Compensation Committee in January 2009. The payout amounts for each Named Executive Officer were reviewed and approved by the Compensation Committee and the Board in January 2010. Refer to the Summary Compensation Table for the actual amounts paid in fiscal 2009. In January 2009, the Compensation Committee approved annual stock option grants for certain eligible employees. The approved grants were 50,000 options to Mr. Gao, 50,000 options to Mr. Han, 25,000 options to Mr. Powell, and 25,000 options to Ms. Zhao.

As mentioned in the Compensation Discussion and Analysis, we grant stock options to Named Executive Officers based upon the executive’s ability to enhance our long-term growth and profitability. According to the 2007 Stock Incentive Plan, the fair market value that is used to determine the exercise price for option grants is defined as the NASDAQ closing price of the Company’s stock on the day of the grant. Options granted to Named Executive Officers during fiscal 2008 and 2009 expire 10 years from the date of grant; vest 25% upon completion of one year service and 1/48th per month thereafter. We adopted SFAS 123(R) on January 1, 2006, see Note 19 of the 2009 Annual Report on Form 10-K. The grant date fair value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions:

Assumptions	Rate
Average risk free interest rate	1.87% — 2.41%
Average expected term (years)	5.00
Average expected volatility	78.0%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the stock options outstanding to our Named Executive Officers as of December 31, 2009:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Gao	180,000	(1)	—	1.15	2/19/2014
	50,000	(2)	—	2.25	1/18/2015
	39,166	(2)	834	3.60	1/9/2016
	39,999	(2)	20,001	8.85	4/18/2017
	31,249	(2)	43,751	7.48	4/28/2018
	—	(2)	50,000	3.49	4/27/2019
Zhiqiang Han	57,499	(2)	62,501	8.69	2/18/2018
	—	(2)	50,000	3.49	4/27/2019
Fred M. Powell	150,000	(2)	—	2.25	1/4/2015
	14,687	(2)	868	3.60	1/9/2016
	19,999	(2)	10,001	8.85	4/26/2017
	16,666	(2)	23,334	7.48	4/28/2018
	—	(2)	25,000	3.49	4/27/2019
Yanping Zhao	67,499	(2)	52,501	10.00	9/24/2017
	—	(2)	25,000	3.49	4/27/2019

(1)	Under the stock option grant, these options vest 50% upon completion of 24 months and 1/48th per month thereafter and expire 10 years from the grant date.

(2)	Under the stock option grant, these options vest 25% upon completion of 12 months and 1/48th per month thereafter and expire 10 years from the grant date.

Option Exercises

None of our Named Executive Officers exercised options in 2009.

Potential Payments Upon Termination or Change-in-Control

David Gao

The employment agreement of Mr. Gao provides that if Mr. Gao’s employment is terminated on account of an “involuntary termination,” Mr. Gao will receive:

•	any unpaid base salary earned through the date of his termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Mr. Gao’s most recent level of base salary; and

•	any bonus amount he actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment.

In addition, if Mr. Gao executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, he will continue to receive his base salary for a period of 12 months following his termination date, and all of his outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Mr. Gao executes and does not revoke a general release of claims against us, Mr. Gao will receive a continuation of his base salary for a period of 18 months following his termination date, and all of his outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Mr. Gao becomes entitled under the terms of his employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Mr. Gao receives only the greater of:

•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.

The employment agreement also provides that if the payment of any amounts owed to Mr. Gao on account of his involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Mr. Gao at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of his termination of employment.

An involuntary termination is defined in the employment agreement to mean our termination of Mr. Gao for any reason other than a termination for cause, termination of his employment by reason of his death or disability or he voluntarily resigns within 30 days following:

•	a material reduction in the scope of his duties or responsibilities;

•	a change in his level of reporting so that he no longer reports to our Board;

•	a reduction in his annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of his principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under his employment agreement for which we have not cured within 30 days after he provides us notice of the breach.

If we terminate Mr. Gao’s employment on account of a “termination for cause” or if he terminates his employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that he will receive any unpaid base salary earned through the date of his termination of employment, the dollar value of all accrued and unused vacation benefits based on his most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Mr. Gao’s employment for any of the following reasons:

•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of his obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of his major duties, functions and responsibilities of his executive position;

•	a material breach of any of his fiduciary obligations as one of our officers; or

•

willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.

The employment agreement provides that during its term and for two years after Mr. Gao’s termination of employment, Mr. Gao will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Mr. Gao keep our information confidential and restricts his use of such information.

If triggering events and termination of employment had occurred as of December 31, 2009, we estimate that the value of the benefits under Mr. Gao’s employment agreement would have been as provided in the table below based upon his salary for fiscal 2009, bonus for fiscal year 2009 and stock options at December 31, 2009.

Zhiqiang Han

On February 18, 2008, we entered into an employment agreement with Mr. Han, pursuant to which Mr. Han serves as President, effective as of January 15, 2008.

Under the employment agreement, we will pay Mr. Han a base salary of $240,000, payable in US dollars and RMB 792,000. In addition, Mr. Han will be eligible for an annual cash bonus in an amount up to 40% of the base salary, to be determined by our Chief Executive Officer and approved by the Compensation Committee. In connection with the commencement of his employment, on February 18, 2008, our Board granted Mr. Han an option to purchase 120,000 Shares at an exercise price of $8.69 per Share. On April 27, 2009, our Board approved the grant of stock options to purchase an additional 50,000 Shares. These options have an exercise price of $3.49 per Share.

The Company may terminate Mr. Han’s employment at any time with or without “cause” by providing him with at least 60 days’ prior written notice of such termination. Similarly, Mr. Han may terminate the agreement at any time by providing us with at least 60 days’ notice. In addition, we may terminate Mr. Han’s employment for “cause” immediately upon written notice.

Upon a termination of Mr. Han’s employment without “cause,” Mr. Han will be entitled to certain severance benefits subject to his compliance with certain restrictive covenants included in the employment agreement and the execution of a general release. Pursuant to such a termination of Mr. Han’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Mr. Han will receive his base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control of the Company, Mr. Han will receive his base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.

The employment agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Mr. Han’s termination of employment. On January 7, 2010, Mr. Han resigned from his employment with the Company. As such, under the terms of his employment agreement, Mr. Han will receive $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. To date, Mr. Han has received $106,941 in advance payments (reflected in the table above) which are to be offset against the $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. The Company also accelerated the vesting of 60% of Mr. Han’s restricted Shares. As such, all of the Shares that Mr. Han received when Sunstone China was sold to the Company in February 2008 will be fully vested and saleable by February 2011.

Fred Powell

The employment agreement of Mr. Powell provides that if Mr. Powell’s employment is terminated on account of an “involuntary termination,” Mr. Powell will receive:

•	any unpaid base salary earned through the date of his termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Mr. Powell’s most recent level of base salary; and

•	any bonus amount he actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment.

In addition, if Mr. Powell executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, he will continue to receive his base salary for a period of 12 months following his termination date, and all of his outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Mr. Powell executes and does not revoke a general release of claims against us, Mr. Powell will receive a continuation of his base salary for a period of 18 months following his termination date, and all of his outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Mr. Powell becomes entitled under the terms of his employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Mr. Powell receives only the greater of:

•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.

The employment agreement also provides that if the payment of any amounts owed to Mr. Powell on account of his involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Mr. Powell at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of his termination of employment.

An involuntary termination is defined in the employment agreement to mean our termination of Mr. Powell for any reason other than a termination for cause, termination of his employment by reason of his death or disability or he voluntarily resigns within 30 days following:

•	a material reduction in the scope of his duties or responsibilities;

•	a change in his level of reporting so that he no longer reports to our Board;

•	a reduction in his annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of his principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under his employment agreement for which we have not cured within 30 days after she provides us notice of the breach.

If we terminate Mr. Powell’s employment on account of a “termination for cause” or if he terminates his employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that he will receive any unpaid base salary earned through the date of his termination of employment, the dollar value of all accrued and unused vacation benefits based on his most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of his termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Mr. Powell’s employment for any of the following reasons:

•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of his obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of his major duties, functions and responsibilities of his executive position;

•	a material breach of any of his fiduciary obligations as one of our officers; or

•

willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.

The employment agreement provides that during its term and for two years after Mr. Powell’s termination of employment, Mr. Powell will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Mr. Powell keep our information confidential and restricts his use of such information.

If triggering events and termination of employment had occurred as of December 31, 2009, we estimate that the value of the benefits under Mr. Powell’s employment agreement would have been as shown below based upon his salary for fiscal 2009, bonus for fiscal year 2009 and stock options at December 31, 2009.

Yanping Zhao

The employment agreement of Ms. Zhao provides that if Ms. Zhao’s employment is terminated on account of an “involuntary termination,” Ms. Zhao will receive:

•	any unpaid base salary earned through the date of her termination of employment;

•	the dollar value of all accrued and unused vacation benefits based on Ms. Zhao’s most recent level of base salary; and

•	any bonus amount she actually earned for one or more fiscal years, but not previously paid at the time of her termination of employment.

In addition, if Ms. Zhao executes and does not revoke a general release of claims against us and the involuntary termination does not occur within 12 months after a change in control, she will continue to receive her base salary for a period of 12 months following her termination date, and all of her outstanding stock options will become fully exercisable. If the involuntary termination occurs within 12 months after a change in control, and Ms. Zhao executes and does not revoke a general release of claims against us, Ms. Zhao will receive a continuation of her base salary for a period of 18 months following her termination date, and all of her outstanding stock options will become fully exercisable. In addition, the employment agreement provides that if any payments to which Ms. Zhao becomes entitled under the terms of her employment agreement would otherwise constitute an excess parachute payment under section 280G of the Code, then such payments will be subject to reduction to the extent necessary to assure that Ms. Zhao receives only the greater of:

•	the amount of those payments which would not constitute such an excess parachute payment; or

•	the amount that yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under section 4999 of the Code if no reduction occurred.

The employment agreement also provides that if the payment of any amounts owed to Ms. Zhao on account of her involuntary termination are delayed because such amounts are deemed as deferred compensation subject to the six month payment delay under section 409A of the Code, interest will be paid to Ms. Zhao at the end of such period at an annual rate equal to the highest rate of interest applicable to six month money market accounts offered by Citibank N.A., Wells Fargo, N.A. or Bank of America on the date of her termination of employment.

An involuntary termination is defined in the employment agreement to mean our termination of Ms. Zhao for any reason other than a termination for cause, termination of her employment by reason of her death or disability or she voluntarily resigns within 30 days following:

•	a material reduction in the scope of her duties or responsibilities;

•	a change in her level of reporting so that she no longer reports to our Board;

•	a reduction in her annual rate of base salary by more than 15% (however, this is not applicable if substantially all of our executive officers have the same aggregate reduction in base salary);

•	a relocation of her principal place of employment by more than 50 miles; or

•	a material breach by us of any of our obligations under her employment agreement for which we have not cured within 30 days after she provides us notice of the breach.

If we terminate Ms. Zhao’s employment on account of a “termination for cause” or if she terminates her employment voluntarily for a reason that does not constitute an involuntary termination, the employment agreement provides that she will receive any unpaid base salary earned through the date of her termination of employment, the dollar value of all accrued and unused vacation benefits based on her most recent level of base salary, and any bonus amount actually earned for one or more fiscal years, but not previously paid at the time of her termination of employment. For this purpose, the employment agreement defines a termination for cause to mean a termination of Ms. Zhao’s employment for any of the following reasons:

•	conviction of a felony or commission of any act of personal dishonesty involving our property or assets;

•	a material breach of one or more of her obligations under the employment agreement or our Proprietary Information and Inventions Agreement;

•	any intentional misconduct which has a material adverse effect upon our business or reputation;

•	material dereliction of her major duties, functions and responsibilities of her executive position;

•	a material breach of any of her fiduciary obligations as one of our officers; or

•

willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of our common stock are at the time listed for trading.

The employment agreement provides that during its term and for two years after Ms. Zhao’s termination of employment, Ms. Zhao will not, without our prior written approval, compete against us or solicit for employment any of our employees. The employment agreement also requires that Ms. Zhao keep our information confidential and restricts her use of such information.

If triggering events and termination of employment had occurred as of December 31, 2009, we estimate that the value of the benefits under Ms. Zhao’s employment agreement would have been as shown below based upon her salary for fiscal 2009, bonus for fiscal year 2009 and stock options at December 31, 2009.

POTENTIAL PAYMENTS UNDER DAVID GAO’S, ZHIQIANG HAN’S, FRED M. POWELL’S AND

YANPING ZHAO’S EMPLOYMENT AGREEMENTS

	Termination Without Cause or Resignation For Good Reason Not Within 12 Months of a Change in Control (1)	Termination Without Cause or Resignation For Good Reason Within 12 Months of a Change of Control (1)	Termination for Cause
Salary Continuation/Severance Payments
David Gao	500,000	750,000	—
Zhiqiang Han(3)	356,000	534,000
Fred M. Powell	325,000	487,500	—
Yanping Zhao	243,000	364,500	—
Bonus
David Gao	375,000	375,000	375,000
Zhiqiang Han(3)	142,400	142,400	142,400
Fred M. Powell	130,000	130,000	130,000
Yanping Zhao	97,200	97,200	97,200
Accelerated Vesting of Stock Options (2)
David Gao	394,814	394,814	—
Zhiqiang Han(3)	363,351	363,351
Fred M. Powell	201,266	201,266	—
Yanping Zhao	208,190	208,190	—

(1)	Assumes executives execute and do not revoke a general release of claims against us.

(2)	The amounts represent the unamortized stock option expense as of December 31, 2009.

(3)	On January 7, 2010, Mr. Han resigned from his employment with the Company. As such, under the terms of his employment agreement, Mr. Han will receive $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. To date, Mr. Han has received $106,941 in advance payments (reflected in the table above) which are to be offset against the $240,000 (payable in US dollars) and RMB 792,000 payable in monthly installments in fiscal 2010. The Company also accelerated the vesting of 60% of Mr. Han’s restricted Shares. As such, all of the Shares that Mr. Han received when Sunstone China was sold to the Company in February 2008 will be fully vested and saleable by February 2011.

Compensation Committee Report

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

COMPENSATION COMMITTEE

Jack M. Ferraro, Chairman

Martyn D. Greenacre

John W. Stakes III, M.D.

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

March 31, 2010

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

•

No person who serves as a member of the Compensation Committee was our officer or employee during the last fiscal year, was formerly our officer, or had any relationship requiring disclosure as a related party transaction.

•

None of our executive officers serves as a member of the Compensation Committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

•	None of our executive officers serves as a director of another entity that has one or more of its executive officers serving as a member of our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our common stock and any other equity securities with the SEC. Executive officers, directors, and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4, and 5 furnished to us, or written representations from certain reporting persons that no Forms 3, 4, or 5 were required to be filed by such persons, we believe that all of our executive officers, directors, and persons who own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them during 2008, except for the Forms 3 for each of Messrs. Han and Tong when they joined our Board and Mr. Han when he became executive officer in February 2008.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2009 was Grant Thornton.

ADVANCE NOTICE PROVISIONS

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our Board or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and such notice has complied with the information requirements in the bylaws. In addition, any stockholder who wishes to submit a nomination to our Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance — Selection of Directors and Stockholder Nominations Process” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement as described below.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals which stockholders of the Company intend to present at and have included in the Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received no later than 120 days and no earlier than 180 days prior to the anniversary of the mailing of the prior years’ proxy materials. Accordingly, proposals intended to be included in our Proxy Statement for our 2011 Annual Meeting must be received by us no later than December 3, 2010, and no earlier than October 4, 2010. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS

Our Board is not aware of any other matter not set forth herein that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxies to vote the Shares represented thereby in accordance with the recommendation of our Board on such matters.

By Order of the Board of Directors,

Martyn D. Greenacre

Chairman of the Board of Directors

Dated: April 1, 2010

Upon written request to Fred M. Powell, Chief Financial Officer, BMP Sunstone Corporation, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, we will provide, without charge, to any stockholder solicited hereby, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and the schedules thereto.

PROXY

BMP SUNSTONE CORPORATION

This Proxy is solicited on behalf of the Board of Directors for the 2010 Annual Meeting of Stockholders

The undersigned, revoking all prior proxies, hereby appoints Martyn D. Greenacre, with the power to appoint his substitute, the true and lawful proxy holder of the undersigned, and hereby authorizes him, and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of common stock of BMP Sunstone Corporation (the “Company”) held of record by the undersigned on March 1, 2010, at the Annual Meeting of Stockholders of the Company to be held on May 3, 2010 (the “Meeting”) at 9:00 a.m., local time, at the Marriott-Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428 and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY OR ITS EXECUTIVE COMMITTEE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

☒  Please mark your votes as indicated in this example

PROPOSAL 1. To elect as directors, to hold office until the Company’s 2010 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the eight nominees listed below:

Nominees:	01. Martyn D. Greenacre	02. David (Xiaoying) Gao	03. Daniel P. Harrington
	04. Frank J. Hollendoner	05. John W. Stakes III, M.D.	06. Albert Yeung
	07. Zhijun Tong	08. Les R. Baledge

The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐ FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES

For all Nominees, except as written above

PROPOSAL 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Board of Directors recommends a vote “FOR” Proposal 2.

☐	FOR	☐	ABSTAIN	☐	AGAINST

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate the capacity in which they sign and give their full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Date:

Share Owner Sign Here

Joint Owner Sign Here